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                                                                    EXHIBIT 23.3


             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus pertaining to the registration of shares of common stock of Crown Casino Corporation (formerly Skylink America Incorporated) and to the incorporation by reference of our report dated October 22, 1993, with respect to the financial statements of St. Charles Gaming Company, Inc. (a development stage company) as of June 24, 1993 and for the period from January 18, 1993 (inception) to June 24, 1993 into such Registration Statement and Prospectus.


                                              /s/ Fred Bastie & Associates, P.C.
Dallas, Texas                                     Fred Bastie & Associates, P.C.
May 16, 1995                                        Certified Public Accountants